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Exhibit 99.1

N E W S    R E L E A S E

Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960
News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h) Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)
Investor contact:	Brad Arnett 513-287-3024
Website:	www.cinergy.com

FOR IMMEDIATE RELEASE—May 6, 2004

SPL TO ACQUIRE MAJOR ASSETS OF CES;
CINERGY WILL RECOGNIZE CHARGE FOR ITS MINORITY OWNERSHIP

CINCINNATI—SPL Worldgroup, Inc. announced on May 4, 2004 that it had signed a definitive agreement to acquire the major assets of Configured Energy Systems (CES), a company in which Cinergy Corp. (NYSE:CIN) holds a non-controlling interest.

CES supplies real-time outage management software solutions to utilities, serving more than 35 million metered accounts. The transaction is expected to close in the third quarter of 2004.

Based on the terms of the transaction, Cinergy anticipates realizing a loss on its investment in CES at closing. Therefore, Cinergy will recognize a charge of approximately $21 million after tax, or $0.11 per share, to its previously-reported first quarter results. Cinergy will file its Form 10-Q for the period ending March 31, 2004 with the Securities and Exchange Commission in accordance with SEC regulations, no later than May 10, 2004.

Cinergy will remain a key customer of CES. The sale by CES is consistent with Cinergy's objective of exiting unprofitable investments in its Power Technology and Infrastructure Services segment. In addition to CES, PTIS has direct investments in nine technology companies totaling approximately $48 million.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate", "believe", "intend", "estimate", "expect", "continue", "should", "could", "may", "plan", "project", "predict", "will", and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims. Please refer to the company's SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to update the information contained herein.

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  Exhibit 99.1